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                                                                      EXHIBIT 12



                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  Verizon Communications Inc. and Subsidiaries


(Dollars in Millions)                                                         NINE MONTHS ENDED SEPTEMBER 30, 2001
---------------------                                                         ------------------------------------

Income before provision for income taxes, extraordinary item and cumulative
   effect of change in accounting principle                                                           $      4,721
Minority interest                                                                                              533
Equity in income from unconsolidated businesses *                                                             (607)
Dividends from unconsolidated businesses                                                                       139
Interest expense                                                                                             2,627
Portion of rent expense representing interest                                                                  314
Amortization of capitalized interest                                                                            55
                                                                                                      ------------
Income, as adjusted                                                                                   $      7,782
                                                                                                      ============

Fixed charges:
Interest expense                                                                                      $      2,627
Portion of rent expense representing interest                                                                  314
Capitalized interest                                                                                           314
Preferred stock dividend requirement                                                                            10
                                                                                                      ------------
Fixed charges                                                                                         $      3,265
                                                                                                      ============

Ratio of earnings to fixed charges                                                                            2.38
                                                                                                      ============

* Excludes the write-down of cost method investments of $3,913 million in June 2001, which reduces income before provision for income taxes, extraordinary item and cumulative effect of change in accounting principle. The ratio of earnings to fixed charges would be 3.58 if income also excluded the write-down of cost method investments.